Exhibit 10.3

PATENT LICENSE AGREEMENT

This Patent License Agreement (“Agreement”) is made this 30 day of November, 2017 (“Agreement Date”), by and between Wilson Electronics, LLC, a limited liability company existing under the laws of the State of Delaware, having its principal place of business at 3301 E. Deseret Drive, St. George, Utah 84790 (“Wilson”); and Signifi Mobile, Inc. a corporation organized and existing under the laws of Ontario, Canada, having its principal place of business at 1001 Rue Lenoir, Suite A-414, Montreal, Quebec, H4C2Z6, Canada (“Licensee”). Where appropriate, Wilson and. Licensee shall hereinafter be referred to collectively as “Parties” and individually as a “Party”.

WHEREAS Wilson owns, controls or is otherwise entitled to grant rights under certain patents and patent applications relating to Licensed Products (as hereinafter defined) and Licensee manufactures, sells and distributes certain Licensed Products;

WHEREAS Licensee markets and sells Licensed Products that are directly competitive with products marketed and sold by Wilson; and

WHEREAS Wilson is willing to grant a license and Licensee is willing to obtain a license under the Licensed Patents on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereby agree as follows:

1.	Definitions

The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below in this Section unless otherwise expressly defined in this Agreement.

1.1	“Affiliate” of an entity means an entity that at any time controls, is controlled by, or is under common control with such entity.. Such entities shall only be deemed to be Affiliates hereunder for as long as such control exists. Control, in this context, exists where one entity owns more than 20% whether directly or indirectly of the right to exercise voting power with respect to the election of directors or similar managing authority of an entity (whether through direct or indirect beneficial ownership of shares or securities of such entity or otherwise) or, if the entity in question does not have outstanding voting shares or securities, more than 20% of the equity interest in such entity.

1.2.	“Auditor” has the meaning set forth in Section 5.2.

1.3.	“Average Selling Price” of a specific model or type of Licensed Product means the average selling price charged by Licensee and its Affiliates for all such Licensed Product during the immediately preceding calendar quarter.

1.4.	“Confidential Information” has the meaning set forth in Section 10.1.

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1.5.	“Effective Date” means January 1, 2018.

1.6.	“End User Device” means a stand-alone cell phone radio signal booster having as its primary function to receive and amplify digital cellular 2G, 3G and/or 4G, 5G, etc., radio signals and which is designed for use in home, office or civilian ground-based vehicular environments. End User Devices exclude all other products and applications, including, without limitation, any chip-based radio signal booster that is intended to constitute a component of a larger device or product, such as a smart phone, tablet, game player, laptop computer or vehicle.

1.7.	“Have Made” means the right to have a Third Party make Licensed Products for the use and benefit of the Licensee and its Affiliates when (a) the Licensed Products are made under contract by a Third Party manufacturer for Licensee or its Affiliates and are units supplied by such Third Party manufacturer solely to Licensee or its Affiliates (or directly to their customers on behalf of Licensee or its Affiliates) and to no other Third Party; and (b) such Licensed Products are not re-Sold back to, or on behalf of, such Third Party manufacturers or its Affiliates.

1.8.	“Wilson Licensed Patents” shall mean all Patents throughout the Territory owned, controlled or licensable (without the obligation to pay any Third Party) by Wilson or its Affiliates, the practice of which is necessary to implement either a mandatory or optional portion of a normative clause of the Standard when, at the time of the Standard’s approval, there was no commercially and technically feasible non-infringing alternative implementation method for such mandatory or optional portion of the normative clause. The term Wilson Licensed Patents shall also mean certain Patents throughout the Territory owned, controlled or licensable (without the obligation to pay any Third Party) by Wilson or its Affiliates that are not necessary to implement the Standard, but which Wilson is willing to license to Licensee. For the avoidance of doubt, the Wilson Licensed Patents include those Patents listed in Appendix A hereto and the existing and future patent priority related family members that provide priority date to or derive a priority date from a Patent listed in Appendix A, and all foreign counterparts thereof throughout the Territory.

1.9.	“Licensed Product” means an End User Device that is branded primarily with a brand owned by or licensed to Licensee and/or its Affiliates, A list of Licensees anticipated Licensed Products by name and SKU is provided in Exhibit B which shall be updated by Licensee in January and July of each year for the duration of the Term.

1.10.	“Net Selling Price” shall mean the Selling Price of a Licensed Product, less sales tax, import tax, export tax and other taxes and/or customs duties levied or imposed directly upon the Sale of such Licensed Products and collected by Licensee.

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1.11.	“Patent” shall mean patent claims (including claims of licensable patent applications, whether or not divisionals, continuations, continuations-in-part, reissues, renewals, or extensions therefor and any counterparts claiming priority therefrom), and like statutory rights other than design patents.

1.12.	“Royalty” has the meaning set forth in Section 3.2.

1.13.	“Sale”, “Sell” or “Sold” or any similar variation of such term, means the delivery of Licensed Products in the Territory to a Third Party for compensation, including lease, rent or similar transaction, or the putting into use of the Licensed Products by the Licensee and/or its Affiliates and/or End-Users for any purpose other than routine testing, quality control or certification, with a Sale being deemed to have occurred upon invoicing or putting into use, whichever shall first occur.

1.14.	“Selling Price” shall mean with respect to each Licensed Product Sold by Licensee or any of its Affiliates, one of the following, whichever is applicable:

(a)	With respect to Sales to an entity that is not an Affiliate of Licensee, the Selling Price will be the selling price charged by Licensee or its Affiliate to such unrelated buyer.

(b)	With respect to Sales to an entity that is an Affiliate of Licensee, the Selling Price will be (a) the selling price charged by the final vendee Affiliate to a non-Affiliate buyer of such Licensed Product, or (b) if no further Sale of such Licensee Product is made by the Affiliate to a non-Affiliate, then the Selling Price for each such Licensed Product shall be the Average Selling Price of the Licensed Product.

(c)	In the event that a Licensed Product is Sold to a non-Affiliate as part of a combination or bundle including both Licensed Products arid other products (e.g., an End User Device sold together with a smart phone or wireless router), the Selling Price of the Licensed Product shall be, at Licensee’s sole discretion, either the Net Sales Price of the combination or bundle, or the greater of (x) the Average Selling Price: of such Licensed Product, and (y) the portion of the aggregate sale price of such combination or bundle which is allocable to the Licensed Product using reasonable and standard accounting practices in the. industry.

1.15.	“Standard” means FCC Part 20 §20.21(e).

1.16.	“Term” has the meaning set forth in Section 5.1.

1.17.	“Territory” means world-wide.

1.18.	“Third Party” means any entity that is not a Party or an Affiliate of a Party.

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2.	Licenses

2.1.	License Grant by Wilson. Wilson, hereby grants to Licensee an irrevocable (except upon Termination for Material Breach), non-exclusive, nontransferable (except as expressly provided herein), royalty-bearing license under the Wilson Licensed Patents in the Territory during the Term to make, Have Made, use, import, Sell and offer for Sale Licensed Products.

2.2.	Limitations. The foregoing license does not include any right or license to manufacture or sell products that are based on a Third Party design and which are sold by Licensee or its Affiliates to or on behalf of such Third Party as the Third Party’s own product and not a Licensed Product.

2.3.	Sublicenses. The licenses granted under this Article 2 shall include the right of Licensee to grant sublicenses to its Affiliates. No such sublicense shall be broader in any respect than the license held by Licensee. Any sublicensed Affiliate will be bound in all respects to all of the obligations of Licensee contained in this Agreement and Licensee shall be responsible for compliance by its sublicensed Affiliates with such obligations and jointly and severally liable with such Affiliates for all actions and omissions of such Affiliates. Any sublicense granted hereunder shall indicate that Wilson is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense. Licensee shall enforce all sublicenses at its costs and shall be responsible for the acts and omissions of its sublicensees with respect to such sublicenses. Any sublicense granted under this Agreement shall immediately terminate when an Affiliate ceases to be an Affiliate of Licensee and otherwise upon termination of this Agreement

2.4.	Licensee Liability. Notwithstanding any sublicense agreement, Licensee shall remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in this Agreement, including the payment of all Royalties. Any act or omission of a sublicensee that would be a breach of this Agreement if committed or omitted by Licensee will be a breach by Licensee. Each sublicense agreement shall contain a right of termination by Licensee for the sublicensee’s: (a) breach of any payment or reporting obligations affecting Wilson; or (b) breach of any other terms or conditions of the sublicense agreement that is also set forth, in substance, in this Agreement, which breach would constitute a breach of this Agreement if Licensee failed to comply therewith.

2.5.	Reservation of Rights. All rights not expressly granted, herein are expressly reserved. Nothing in this Agreement shall be construed as conveying, whether explicitly, by implied license, or otherwise, any license rights not explicitly granted herein. Nothing in this Agreement shall be construed as conveying, whether explicitly, by implied license, or otherwise, any rights to any Third Party user or purchaser of the Licensed Products, under any Licensed Patent covering any combination of the Licensed Products with any other product (not licensed hereunder) where the patent claim is infringed by the combination and not by the Licensed Product alone.

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2.6.	Marking. Licensee shall mark all Licensed Products manufactured, used or sold under this Agreement as agreed by the Parties using a Licensee website used to promote and educate end users about the Licensed Products in order to preserve Wilson’s rights under and comply with applicable laws.

2.7.	Voluntary Standard. Nothing in this Agreement shall be construed as a requirement that Licensee or its Affiliates implement or adopt the Standard or any other standard in any product or refrain from engaging in any competitive activity or promotion of any competitive standard.

2.8.	Acknowledgement. Licensee understands that the licenses granted hereunder with respect to certain of the Wilson Licensed Patents have been granted in connection with Wilson’s commitment, contained in a Letter of Assurance submitted to IEEE on June 8, 2015, to grant such licenses under reasonable rates and other reasonable terms and conditions. Licensee hereby acknowledges that the Royalties and other terms and conditions of this Agreement are reasonable and fairly reflect the value that Licensee will obtain from the licenses and other rights granted hereunder, that Licensee has willingly entered into this Agreement without coercion or other pressure from Wilson, and that Wilson has fully, and in good faith, complied with any commitment it may or may not have to grant a license under the Wilson Licensed Patents to Licensee on reasonable terms. Accordingly, Licensee hereby releases and waives any claim that it may have under contract, antitrust, competition, estoppel, or any other legal or equitable theory with respect to any commitment Wilson may or may not have to grant a license under the Wilson Licensed Patents to Licensee on reasonable terms.

2.9.	Return License to Wilson. Licensee agrees that if, as of the Effective Date, Licensee owns, controls or is otherwise entitled to grant rights under any Patents throughout the Territory owned, controlled or licensable (without the obligation to pay any Third Party) by Licensee or its current Affiliates as of the Effective Date, the practice of which is necessary to implement either a mandatory or optional portion of a normative clause of the Standard, Licensee hereby grants to Wilson a non-exclusive, non-transferable, non-royalty-bearing license in the Territory during the Term to make, Have Made, use, import, Sell and offer for Sale products pursuant to any such Patents.

3.	Payment

3.1.	Royalties. Licensee shall pay to Wilson a running royalty equal to four and one half percent (4.5%) of the Net Selling Price of each Licensed Product Sold by Licensee or its Affiliates in the Territory during the Term (the “Royalty”). Royalties shall be due and payable hereunder on a quarterly basis with respect to all Sales of Licensed Products during a calendar quarter no later than forty-five (45) days following the end of each calendar quarter during the Term.

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3.2.	Remittance Details. All payments hereunder shall be made by wire transfer in U.S. Dollars to the following bank account of Wilson, or as may be otherwise notified by Wilson to Licensee in writing at least ten (10) days prior to the due date of any such payment:

Wilson Electronics, LLC

Acct # 039013297

Routing # 124000054

S.W.I.F.T. Code: ZFNBUS55

Zions Bank

One South Main Street

Salt Lake City, Utah 84133

3.3.	Quarterly Reporting. Licensee, on behalf of itself and its Affiliates, shall submit to Wilson a written report (“Sales Report”) within forty-five (45) days of the end of each calendar quarter during the Term. Each Such Sales Report shall list each type or model of Licensed Products Sold and the aggregated Net Selling Price for the total of all of Licensed Product Sold by Licensee and its Affiliates during such calendar quarter. Licensee warrants that each such Sales Report shall be complete and accurate and shall be certified by a duly authorized financial officer of Licensee.

3.4.	Taxes. All payments required by this Agreement are exclusive of taxes, customs or any other duties, and Licensee agrees to bear and be responsible for the payment of all such taxes, customs or other duties including, but not limited to, all sales, use, rental receipt, personal property or other taxes and their equivalents which may be levied or assessed in connection with this Agreement (excluding only taxes based on Wilson’s net income).

3.5.	Currency Conversion. For any currency conversion from the currency of one country in which the Licensed Products are sold into U.S. Dollars required in determining the royalties due hereunder, such conversion shall be calculated at the conversion rate as reported in the Wall Street. Journal (New York Edition) on the last business day of the applicable quarterly period in which the royalties are determined, or such other method agreed to by the Parties in writing.

3.6.	Overdue Amounts. All overdue amounts hereunder shall bear interest at an annual rate of ten percent (10%). Such interest shall commence on the date such payment becomes due until such payment is made. If at any time such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.

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4.	Records and Audit

4.1.	Recordkeeping. Licensee shall, and shall cause its Affiliates to, keep accurate and complete books and records which relate to the Licensed Products in sufficient detail (consistent with generally accepted accounting practices for the industry) to enable the Royalties payable hereunder to be determined. Such books and records, shall be kept by Licensee for a period of three (3) years after the calendar quarter to which the books and records apply.

4.2.	Audit. Wilson shall have the right during the Term and for two (2) years thereafter, upon at least thirty (30) days’ notice, to appoint, at its own expense, a Third Party independent auditor (“Auditor”) to examine and audit any and all books and records of Licensee and its Affiliates to the extent relevant to the determination of Royalties payable hereunder and Licensee’s and its Affiliates’ compliance with this Agreement. The audit shall be conducted during Licensee’s normal business hours and without undue interference with Licensee’s normal business. Any such audit shall take place no more than once per calendar year, and any particular calendar quarter shall be audited only once. Licensee shall assemble in a single location, or otherwise make available in electronic form, all books and records necessary for such audit to be carried out, and shall make such personnel available as may be reasonably necessary to respond to any inquiries by the Auditor. The Auditor shall sign a non-disclosure agreement on reasonable terms to be agreed between the Auditor and Licensee in advance of the commencement of any audit.

4.3.	Reporting and Use of Audit Results. The Auditor is authorized to report to Wilson whether Licensee is or is not (and if not, in what manner) in compliance with its obligations under this Agreement as well as the particulars of such non-compliance, if any. The auditor shall furnish Licensee with a copy of all audit reports furnished to Wilson. Wilson shall use, the information resulting from such audits exclusively for the administration and enforcement of this Agreement. The contents of any such audit report shall be treated by Wilson as Confidential Information of Licensee.

4.4.	Reconciliation. In the event that the audit identifies an overpayment of Royalties by Licensee, Wilson will credit the amount overpaid to Licensee against the next payment due under this Agreement. To the extent that no further payment is due under this Agreement, Wilson shall within sixty (60) days after such determination, pay Licensee the amount by which Royalties were determined to be overpaid. In the event that the audit identifies any underpayment of royalties by Licensee, then Licensee shall within thirty (30) days after such determination, pay Wilson the shortfall plus any applicable interest. In the event that any underpayment for the audit period exceeds five percent (5%) of the Royalty amount actually due, Licensee shall reimburse Wilson in full for the actual cost of the audit and related attorneys’ fees.

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5.	Term and Termination

5.1.	Term. This Agreement shall come into force on the Agreement Date and shall remain in force until the last to expire of the Wilson Licensed Patents, unless earlier terminated as set forth in this Section 5 (“Term”).

5.2.	Termination for Material Breach. After notice and expiration of the cure period, a Party may terminate this Agreement by written notice if the other Party (or an Affiliate) at any time commits a material breach of any of its significant obligations under this Agreement (which shall expressly include any non-payment) and fails to provide a commercially reasonable cure to the noticed breach within sixty (60) days after receipt of a notice specifying the nature of such breach and requiring remedy of the same. The Parties agree that the failure to identify in this Agreement the breach of any particular obligation as a “material breach” does not preclude any Party from contending in the future that such breach is “material.”

5.3.	Challenge to Licensed Patents Deemed a Material Breach. A material breach is deemed to have occurred if during the Term of this Agreement and not in response to a court order, subpoena, administrative order or similar, Licensee institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding in the Territory to invalidate or limit the scope of any Wilson Licensed Patent or obtain a ruling that any Wilson Licensed Patent is unenforceable or not patentable (“Licensed Patent Challenge”).

5.4.	Corporate Events. A Party shall provide written notice to the other Party immediately upon the occurrence of any of the following events: (i) its insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency; (ii) attachment, execution or seizure of substantially all of the assets of the notifying Party or filing of any application therefor; (iii) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; (iv) termination of its business or dissolution; or (v) in the case of Licensee, within ninety (90) days after the closing of a merger, acquisition, consolidation, transfer or otherwise wherein more than fifty percent (50%) of the ownership or control of Licensee is acquired by an entity then engaged in the manufacture or sale of End User Devices and such acquiring entity was an adverse party to Wilson in infringement or validity or damages, or similar litigation arising from one or more, Licensed Patents at the time of the acquisition closing date. The other Party shall have the right to terminate this Agreement with immediate effect by giving written notice of termination at any time upon such occurrence.

5.5.	Effects of Termination. Upon any termination of this Agreement, all licenses and rights granted hereunder shall be terminated, except that the Parties’ rights and obligations under the following Sections of this Agreement shall survive in accordance with their terms: 1, 2.7, 4, 5, 7.1, 8.3, 8.4, 9, 10, 11, and 12.

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6.	Assignment and Transfer

6.1.	Transfer of Licensed Patents. Nothing contained herein shall prohibit Wilson from selling or assigning any Licensed Patent, provided that Wilson shall procure from its buyer or assignee that any such sale or assignment of any such Licensed Patent shall be subject to the licenses, covenants and releases granted to Licensee herein. If Wilson or any of its Affiliates transfers its business in whole or in part through divestiture, merger or otherwise to a Third Party, Wilson shall procure, prior to the divestiture, that the license, covenant and release granted to Licensee under this Agreement shall continue (as if no such divestiture occurs) for the Term.

6.2.	Transfer of Licensees Rights and Obligations. Subject to Section 5.4, Licensee may sell, assign, transfer or otherwise divest this Patent License Agreement and all its rights and obligations hereunder in a transaction wherein more than fifty percent (50%) of the ownership or control of Licensee is acquired by a single entity provided that the rights granted herein apply only to Signify branded products. The acquiring entity shall be subject to the licenses, covenants and releases granted to Licensee herein and it shall be expressly understood that the rights assigned and obligations delegated shall not extend beyond those possessed by Licensee at the time of the acquisition and shall expressly exclude the acquiring entity’s business at the time of acquisition and thereafter.

6.3.	No Other Assignment. Save as otherwise set out herein, neither Party may grant or assign any rights or delegate any obligations under this Agreement to any Third Party (save to an Affiliate) without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void.

7.	Representations, Warranties and Liability

7.1.	Wilson. Wilson hereby represents and warrants that (i) it has received all necessary corporate approvals and that the signatory below is duly authorized to execute this Agreement on behalf of Wilson; (ii) Wilson and/or its Affiliates own, control or have the right to license the Wilson Licensed Patents on the terms set forth herein; and (iii) it has not made and shall not make any agreements, assignments or encumbrances inconsistent with the provisions of this Agreement.

7.2.	Licensee. Licensee hereby represents and warrants that (i) it has received all necessary corporate approvals and that the signatory below is duly authorized to execute this Agreement on behalf of Licensee; (ii) it has not made and shall not make any outstanding agreements, assignments or encumbrances inconsistent with the provisions of this Agreement; and (iii) the information that Licensee has provided to Wilson is true, accurate, and complete.

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7.3.	General Disclaimers. Nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation, either expressed or implied, as to the validity, enforceability or scope of any Wilson Licensed Patent herein;

(b)	an agreement to bring or prosecute actions or suits against Third Parties for infringement;

(c)	conferring any right to use, in advertising, publicity or otherwise, any name, trade name, trademark, or any contraction, abbreviation or simulation thereof of the other Party;

(d)	a warranty or representation that the manufacture, sale, lease, use or importation of Licensed Products will be free from infringement of patents, copyrights or other intellectual property rights of Third Parties;

(e)	an obligation to furnish any manufacturing or technical information or assistance;

(f)	an obligation to file any patent application, or to secure any patent or patent rights, or to maintain any patent in force, or to provide copies of patent applications to the other Party or its Affiliates, or to disclose any inventions described or claimed in such patent applications; or

(g)	an obligation upon either Party to make any determination as to the applicability of any Patent to any product of the other Party.

7.4.	EXPRESS DISCLAIMER. WILSON EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF THE WILSON LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PRODUCTS, AND ANY TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE, WITHOUT LIMITATION TO THE FOREGOING, WILSON SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSONS FOR OR ON ACCOUNT OF ANY INJURY, LOSS OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OF THE WILSON LICENSED PATENTS; (B) THE USE OF OR ANY ERRORS OR OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY WILSON; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

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7.5.	Indemnification. Licensee agrees to indemnify Wilson and its Affiliates against any and all out-of-pocket costs, or damages arising out of or in connection with the manufacture, commercialization, marketing, sale or use of Licensed Products, including, but not limited to, any actual or alleged injury, damage, death, liability or other consequence occurring to any legal or natural person or property as a result, directly or indirectly, of the possession, use, manufacture, sale or import of any Licensed Products, claimed by reason of breach of warranty, negligence, product defect, infringement of intellectual property rights (other than the Licensed Patents) or other cause of action, regardless of the form in which any such claim is made. In the event of any such claim is brought, Wilson shall promptly notify Licensee in writing of the claim and Licensee shall manage and control, at its sole expense, the defense of the claim and its settlement. Wilson shall cooperate with Licensee and may, at Wilson’s option, be represented in any such action or proceeding at its own expense.

7.6.	Indemnification.

Wilson agrees to indemnify Licensee and its Affiliates against any and all out o f- pocket costs, or damages arising out of or in connection with any and all court or administrative proceedings involving a challenge to the validity or misuse of the Licensed Patents, third-party infringement of the licensed patents, or the value of the Licensed Patents (hereinafter “Indemnified Claims”). For the avoidance of doubt, Indemnified Claims do not include anything enumerated in Section 7.4 above.

In the event Licensee receives written communication regarding any Indemnified Claims, Licensee shall promptly notify Wilson in writing of the communication and Wilson shall manage and control, at its sole expense, the response to such communication as agreed by the Parties and any and all resulting actions or agreements resulting therefrom. Licensee shall cooperate with Wilson and may, at Licensee’s option, be represented by its own counsel in any such action or proceeding at its own expense.

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8.	Governing Law and Dispute Resolution

8.1.	Governing Law. This Agreement, including, without limitation, all matters relating to performance under this Agreement, shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Utah without reference to its conflict of laws principles.

8.2.	Dispute Resolution. Any controversy, difference, claim or other dispute arising out of or relating to this Agreement, including the validity, interpretation, performance, breach or termination of this Agreement, or the amount of Royalties due hereunder, shall be referred to and finally resolved in the federal or state courts of the State of Utah.

8.3.	Injunctive Relief. Notwithstanding the foregoing, either Party may seek interim or injunctive relief from any court of competent jurisdiction pending resolution of the controversy, difference, claim or other dispute.

9.	Notices

Any and all notices, requests, demands, consents, agreements and other communications required or permitted to be given or made under this Agreement shall be given in writing and in the English language and shall be (i) delivered personally; or (ii) sent by facsimile; or (iii) mailed by registered mail; or (iv) delivered by courier to the following addresses of the Parties or to such other address as the Party concerned may subsequently notify in writing to the other Party in accordance with this Section 10.

If to Wilson:	Bruce Lancaster
Wilson Electronics, LLC
2890 E. Cottonwood Pkwy, #325
Cottonwood Heights, UT 84121

With Copy to:	Jed H. Hansen
Thorpe North & Western, LLP
175 South Main St. Suite 900
Salt Lake City, Utah 84111

If to Licensee:	Signifi Mobile, Inc.
Marc Seelenfreund, CEO
1001 Rue Lenoir, Suite A-414
Montreal, Quebec, H4C2Z6
Canada

With Copy to:	Craig M Carothers, Esq.
16811 Holland Rd.
Pearland, TX 77584

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Unless otherwise specifically provided in this Agreement, such notice shall be deemed given: (i) if delivered personally or by courier, upon delivery; (ii) if mailed by registered mail, unless actually received earlier, seven (7) days after the date of mailing; or (iii) on the day of the receipt of sender’s facsimile confirmation of the transmission in case of facsimile.

10.	Confidentiality

10.1.	Confidential Information. For purposes of this Agreement, “Confidential Information” means confidential, proprietary or secret information of a Party or its Affiliates which is so designated by such Party in writing, whether by letter or by the use of a proprietary stamp or legend, and which is disclosed by such Party to the other Party or its Affiliates hereunder. For the avoidance of doubt, the information contained in Licensee’s Sales Reports shall constitute the Confidential Information of Licensee. The Parties entered into a prior Confidentiality Agreement dated July 20, 2017, in an effort to facilitate discussions related to this Agreement. The Parties agree and acknowledge that any and all Confidential Information as defined by this Agreement disclosed between the Parties after the July 20, 2017, agreement but prior to the Effective Date of this Agreement shall be treated as Confidential Information as if it was disclosed pursuant to this Agreement.

10.2.	Restrictions. All Confidential Information disclosed by a disclosing Party hereunder shall be held in strict confidence by the receiving Party and shall be used only in connection with the performance of the receiving Party’s obligations or the exercise of its rights under this Agreement. Except as expressly permitted herein, the receiving Party shall not, without the prior written consent of the disclosing Party, disclose any such Confidential Information to any Third Party and the receiving Party shall take, all reasonably appropriate measures to prevent the unauthorized disclosure of such Confidential Information. Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to its directors, officers, employees, Affiliates and agents in connection with its activities pursuant to this Agreement. Each receiving Party shall ensure that each of the entities or persons to whom it discloses Confidential Information of the other Party as permitted under this Section 10.1 is aware of the receiving Party’s duty of confidentiality and non-use under this Agreement.

10.3.	Exceptions. The confidentiality and non-use obligations under this Section 10 shall not apply to any information that (a) is or becomes a part of the public domain through no wrongful act or omission or breach of this Agreement on the part of the receiving Party, (b) is disclosed to the receiving Party by a Third Party having no obligation of confidentiality with respect thereto, or (c) is independently developed by the receiving Party without reference to the Proprietary Information of the disclosing Party. In addition, the receiving Party may disclose Proprietary Information as required (but only to the extent required) to comply with applicable laws, provided that the disclosing Party is given, if commercially reasonable, advance notice of such disclosure and, if commercially reasonable, the opportunity to limit its scope or seek a protective order or other relief.

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10.4.	Terms of Agreement. Licensee acknowledges that Wilson is committed to grant licenses under the Wilson Licensed Patents to Third Parties on terms that do not discriminate against such Third Parties. Accordingly, Wilson shall be permitted to disclose the terms of this Agreement to any Third Party (including its financial and legal representatives) with which Wilson is negotiating a license to the Wilson Licensed Patents, provided that Wilson shall not disclose the name or other identifying information of Licensee when disclosing the terms of this Agreement. Notwithstanding the foregoing, either Party may publicly disclose that Licensee has been granted a. license under the Wilson Licensed Patents without further detail.

11.	Miscellaneous

11.1.	Waiver. Neither this Agreement nor any provision hereof may be waived without the prior written consent of the Party against whom such waiver is asserted. No delay or omission by either Party to exercise or assert any right or power shall impair any such right or power to be construed to be a waiver thereof. Consent by either Party to, or waiver of, a breach by the other Party shall not constitute consent to, waiver of, or excuse for any other different or subsequent breach.

11.2.	Force Majeure. Neither Party shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement due to any unforeseeable, unavoidable and unpreventable causes, which causes include but are not limited to Acts of God; riots and insurrections; natural catastrophe; social unrest; war; fire; and military action.

11.3.	Entire Agreement. This Agreement, and its Appendices, constitutes the entire and only agreement between the Parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous oral or written discussions, negotiations, understandings, representations, warranties and agreements of the Parties.

11.4.	Amendment. Any amendment or modification of any of, the provisions of this Agreement or any right, power or remedy hereunder shall not be effective unless made in writing and signed by duly authorized representatives of both Parties.

11.5.	Drafting. This Agreement is considered to be jointly drafted and neither Party shall benefit from who actually drafted the Agreement.

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11.6.	Severability. If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality, and enforceability of any other provision of this Agreement shall in no way be affected or impaired thereby, and such invalid or unenforceable term, Section or provision shall be deemed deleted from this Agreement, and this Agreement shall continue in full force and effect. Should such case arise, the Parties shall negotiate in good faith a replacement but legally valid, term, Section or provision that best meets the intent of the Parties.

11.7.	Independent Contractors. The relationship between Wilson and Licensee is that of independent contractors. Wilson and Licensee are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Each Party is executing this Agreement solely on behalf of itself and its Affiliates and is not acting on behalf of, and does not represent, any other company or entity or any government agency. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or other formal business organization of any kind.

11.8.	Registration. Each Party agrees, upon reasonable request by the other Party, to consent to the registration of this Agreement to the extent required by the laws of the applicable jurisdiction requiring registration and subject always to the terms herein.

11.9.	Counterparts. This Agreement may be executed in counterparts and each such counterpart shall be deemed an original thereof. Facsimile signatures or signatures delivered by e-mail in .pdf or similar format will be deemed original signatures for purposes of this Agreement.

11.10.	Headings. The headings and sub-headings of the Sections are inserted for convenience or reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.11.	Construction. The words “hereof,” “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. For the purpose of the construction and interpretation of this Agreement, the word “including” (and variations thereof such as “include” and “includes”) and the phrase “such as” will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized representatives and executed on the Date.

WILSON ELECTRONICS, LLC.		LICENSEE:

Name:	Bruce Lancaster	Name:	Marc Seelenfreund
Signature:	/s/ Bruce Lancaster	Signature:	/s/ Marc Seelenfreund
Date:	11/30/17	Date:	11/30/17

[Signature Page to Patent License Agreement]

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APPENDIX A

WILSON LICENSED PATENTS

U.S. 7,409,186

U.S. 7,486,929

U.S. 7,221,967

U.S. 7,729,669

U.S. 7,783,318

U.S. 8,849,187

U.S. 8,538,033

U.S. 8,583,034

U.S. 8,639,180

U.S. 8,755,399

U.S. 8,874,029

U.S. 8,874,030

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EXHIBIT B

LICENSED PRODUCTS

SKU	Name
2003CPAL	Uniden® U2 4G Cellular Booster
003	Uniden® U2 Cellular Booster
004	Uniden® U4 Cellular Booster
2005CPAL	Uniden® U60 4G Cellular Booster
005	Uniden® U60 Cellular Booster
2005CP	Uniden® U60 Cellular Booster
2005VCPAL	Uniden® U60v 4G Cellular Booster
2006CPAL	Uniden® U65 4G Cellular Booster
006	Uniden® U65 Cellular Booster
2006CP	Uniden® U65 Cellular Booster
2006VCPAL	Uniden® U65v 4G Cellular Booster
2020CPALF	Uniden® U70 4G Cellular Booster
020	Uniden® U70 Cellular Booster
2020CP	Uniden® U70 Cellular Booster
2020CPAL	Uniden® U70i 4G Cellular Booster
2020VCPAL	Uniden® U70v 4G Cellular Booster
2080CPAL	Uniden® U80i 4G Cellular Booster
023	Uniden® UL20 Cellular Booster
2021CPAL	Uniden® UM50 4G Cellular Booster
021	Uniden® UM50 Cellular Booster
2021CP	Uniden® UM50 Cellular Booster
022	Uniden® UP20 Cellular Booster

CONFIDENTIAL	Page 18